Isabella Bank Corporation Named to 2016 OTCQX Best 50

[Mt. Pleasant, MI] - [February 19, 2016] - Isabella Bank Corporation (OTCQX: ISBA) is pleased to announce it has been named to the 2016 OTCQX® Best 50, a ranking of top performing companies traded on the OTCQX Best Market last year.

The OTCQX Best 50 is an annual ranking of the top 50 U.S. and international companies traded on the OTCQX market. The ranking is calculated based on an equal weighting of one-year total return and average daily dollar volume growth in the previous calendar year. Companies in the 2016 OTCQX Best 50 were ranked based on their performance in 2015.

“We are honored to be recognized as one of the 2016 OTCQX Best 50,” stated Jae Evans, CEO of Isabella Bank Corporation. “Our strong financial success in 2015 reflects our commitment to increasing shareholder value while remaining committed to our core values and community-focused culture.”

For the complete 2016 OTCQX Best 50 ranking, visit http://www.otcmarkets.com/content/doc/2016-OTCQX-Best-50.pdf.

The OTCQX Best Market offers the best informed and most efficient trading for established, investor-focused U.S. and international companies. To qualify for OTCQX, companies must meet high financial standards, demonstrate compliance with U.S. securities laws, be current in their disclosure and be sponsored by a professional third-party advisor. OTCQX companies are distinguished by the excellence of their operations and diligence with which they convey their qualifications.

Isabella Bank Corporation
Isabella Bank Corporation is the parent company of Isabella Bank, which operates 29 banking offices throughout seven Mid-Michigan counties. Founded in 1903, the Bank provides deposit, loan, investment, trust, and electronic banking services to consumer and business customers. Isabella Bank has earned a five-star rating from Bauer Financial, Inc. and the Corporation has been recognized as a Top100 Workplace by the Detroit Free Press. The Corporation is committed to increasing shareholder value as evidenced by their history of 34 consecutive years of increased dividends. To learn more, visit any of their 29 convenient locations or www.isabellabank.com.

FOR MORE INFORMATION, CONTACT:
Mary Olivieri, Community Relations Director
Phone: 989-779-6309 Fax: 989-775-5501
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